AMENDMENT TO THE AMERICAN STORES COMPANY
                             ANNUAL INCENTIVE PLANS

The American Stores Company Key Management Annual Incentive Plan for Fiscal 1996 and the other annual incentive plans maintained by the Company's operating subsidiaries are hereby amended as follows:

1. A new sentence is added at the end of the first paragraph of the American Stores Company Key Management Annual Incentive Plan for Fiscal 1996 in the section entitled `Computation of the Earnings Bonus'' which reads as follows:

`Notwithstanding the foregoing, from and after the occurrence of a `Change in Control' (as such term is defined in the American Store Company Employee Severance Policy), adjusted earnings shall be determined without regard for or reduction on account of (i) any interest expense incurred by the Company in excess of the amount of interest expense set forth in the Company's 1996 Annual Budget or (ii) any expenses incurred as a result of or in connection with a Change in Control.''

2. A new paragraph is added to all annual incentive plans at the end of the section entitled `Administration'' which reads as follows:

     `Notwithstanding anything herein to the contrary, this Plan may not be terminated or amended in or with respect to a year in which a Change in Control (as such term is defined in the American Stores Company Employee Severance Policy) takes place, except for any amendment which does not have the effect of reducing or otherwise limiting the awards available hereunder to any participant."